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M-Systems Flash Disk Pioneers Ltd. and M-Systems Finance Inc. c/o M-Systems Flash Disk Pioneers Ltd. 7 Atir Yeda St., Kfar Saba, Israel 44425	Direct: +345 814 5502
Cell: +345 525 5502
E-mail: jason.allison@maplesandcalder.com
By FedEx

7 October 2005

Dear Sirs

M-Systems Finance Inc.

We have acted as counsel as to Cayman Islands law to M-Systems Finance Inc. (the "Subsidiary"), a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of M-Systems Flash Disk Pioneers Ltd., an Israeli company (the "Company"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of the sale from time to time of up to $75,000,000 aggregate principal amount of the Subsidiary`s 1.0% Convertible Senior Notes due 2035 guaranteed by the Company (the "Notes") and the ordinary shares, par value NIS 0.001 per share, of the Company issuable upon conversion of the Notes (the "Shares"). The Notes were issued pursuant to the Indenture (the "Indenture"), dated as of March 23, 2005, between the Company, the Subsidiary and The Bank of New York, as trustee.

In our capacity as counsel as to Cayman Islands law in connection with the offering of the Notes and the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:  that all documents have been duly executed and unconditionally delivered; the genuineness of all signatures on all documents we have reviewed; the authenticity of all such documents submitted to us as originals; the conformity with the originals of all documents submitted to us as copies; and, after reviewing the opinion dated as of the date hereof rendered by the Company's New York counsel with respect to, among other matters, the Indenture, and assuming the accuracy of such opinion, (i) that the Indenture constitutes the legal, valid and binding obligations of the parties thereto (other than the Subsidiary as a matter of Cayman Islands law), enforceable against such parties (other than the Subsidiary as a matter of Cayman Islands law) in accordance with its terms and  (ii) that the Indenture is legal, valid, binding and enforceable under the laws under which it is expressed to be construed and by which it is expressed to be governed;

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the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Subsidiary, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Indenture; and there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing (specifically, we have made no independent investigation of the laws of New York or Israel).

In giving this opinion, we have relied (without further verification) upon the completeness and accuracy of the attached Director's Certificate and a certificate of good standing in respect of the Subsidiary issued by the Registrar of Companies in the Cayman Islands dated 4 October 2005.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion.  This opinion relates to the laws of the Cayman Islands which are in force on the date hereof.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  In addition, the opinions expressed below are subject to the qualifications in Schedule 1.

Based on and subject to the foregoing, we are of the opinion that, as a matter of Cayman Islands law:

1.      The Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

2.      The Subsidiary has the requisite power and authority under its Memorandum and Articles of Association to enter into and perform its obligations under the Indenture.

3.      The execution, delivery and performance of the Indenture has been authorized by and on behalf of the Subsidiary and, assuming the Indenture has been executed and unconditionally delivered by Ronit Maor on behalf of the Subsidiary, the Indenture has been duly executed and delivered on behalf of the Subsidiary and constitutes the legal, valid and binding obligations of the Subsidiary enforceable in accordance with its terms.

4.      The Notes have been duly authorized for issuance and constitute the legal, valid and binding obligations of the Subsidiary, enforceable against the Subsidiary in accordance with their terms.

This opinion is being delivered to you in connection with the above matter.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, but we do not consent to its circulation in any other manner without our prior written consent.  By giving our consent to the filing of this opinion as an exhibit to the Registration Statement, we do not admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Yours faithfully

[signed]

MAPLES and CALDER

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Schedule 1

Qualifications

1.1              The term "enforceable" as used above means that the obligations assumed by the Subsidiary under the Indenture and the Notes are of a type which the courts of the Cayman Islands will enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

1.1.1        enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

1.1.2        enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

1.1.3        some claims may become barred under the statutes of limitation or may be or become subject to defenses of set off, counterclaim, estoppel and similar defenses;

1.1.4        where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

1.1.5        the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Subsidiary becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Subsidiary determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

1.1.6        obligations to make payments that may be regarded as penalties will not be enforceable;

1.1.7        the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indenture in matters where they determine that such proceedings may be tried in a more appropriate forum; and

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1.1.8        a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power, and there exists doubt as to enforceability of any provision in the Indenture whereby the Subsidiary covenants not to exercise powers specifically given to its shareholders by the Companies Law (2004 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Subsidiary.

1.2              Cayman Islands nominal stamp duty may be payable (on each document or note) if the original Indenture or the original Notes (if not registered Notes) are brought to or executed in the Cayman Islands.

1.3              To maintain the Subsidiary in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

1.4              The obligations of the Subsidiary may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

1.5              Where an agreement or other document is or is to be dated "as of" a certain date, such agreement or other document only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, take effect only from the actual date of execution and delivery.  However, parties to such an agreement or other document may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date "as of" which it is expressed to be executed and delivered.

1.6              A certificate, determination, calculation or designation of any party to the Indenture or the Notes as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

1.7              In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

1.8              We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

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1.9              We make no comment with regard to the references to foreign statutes in the Indenture or the Notes.

1.10          We express no view as to the effect of transfer by delivery or the negotiation of Notes in bearer form in any jurisdiction which does not recognise such transferability or negotiability.

1.11          We express no view as to the commercial terms of the Indenture or the Notes or whether such terms represent the intentions of the parties and make no comment with respect to any representations or warranties which may be made by the Subsidiary.

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PO Box 309GT,

Ugland House,

South Church Street,

George Town,

Grand Cayman, Cayman Islands

6 October 2005

Maples and Calder

PO Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

Dear Sirs

M-Systems Finance Inc. (the "Subsidiary")

I, Zack Weisfeld, being a director of the Subsidiary, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1                    The Memorandum and Articles of Association of the Subsidiary as registered on 16 March, 2005 remain in full force and effect and are unamended.

2                    The Subsidiary has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Indenture.

3                    The written resolutions of the sole director of the Subsidiary dated 22 March, 2005 (the "Resolutions") were signed in the manner prescribed in the Articles of Association of the Subsidiary.

4                    The authorised share capital of the Subsidiary is US$50,000 divided into 50,000 shares of US$1.00 par value each.  The issued share capital of the Subsidiary is 1 share of US$1.00 par value, which is issued and is fully paid up.  The Subsidiary has not allotted or issued any further shares.  The 1 issued share is legally and beneficially owned by the Company and is free from any security interests, claims, liens or encumbrances.

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5                    The shareholders of the Subsidiary have not restricted or limited the powers of the directors in any way.  There is no contractual or other prohibition (other than as arising under Cayman Islands law binding on the Subsidiary prohibiting it from entering into and performing its obligations under the Indenture and the Notes).

6                    The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.  Specifically, there are no other resolutions of the sole director in force concerning the issue of the Notes (and related matters).

7                    The sole director of the Subsidiary at the date of the Resolutions was Ronit Maor and at the date hereof the directors of the Subsidiary are Zack Weisfeld and Raz Dan.

8                    The minute book and corporate records of the Subsidiary as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened and held in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written resolution as the case may be.

9                    Prior to, at the time of, and immediately following execution of the Indenture the Subsidiary was able to pay its debts as they fell due and entered into the Indenture for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10                All the directors of the Subsidiary (past and present) consider the transactions contemplated by the Indenture and the Notes to be of commercial benefit to the Subsidiary and have acted bona fide in the best interests of the Subsidiary, and for a proper purpose of the Subsidiary in relation to the transactions the subject of the Opinion.

11                To the best knowledge and belief of the undersigned, having made due inquiry, the Subsidiary is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the directors or shareholders of the Subsidiary taken any steps to have the Subsidiary struck off or placed in liquidation, nor to the best knowledge and belief of the undersigned, have any steps been taken to wind up the Subsidiary.  Nor has any receiver been appointed over any of the Subsidiary's property or assets.

12                The Subsidiary is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:           /s/ Zack Weisfield______

Zack Weisfeld (director)

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